Exhibit 99.1

Media Contacts:
Jeff Baker	Bill Bartkowski
President	Partner
Analysts International	MeritViewPartners
Phone: 952-835-5900	Phone: 612-605-8616
jpbaker@analysts.com	bartkowski@meritviewpartners.com

Analysts International Undertakes Actions Expected
to Lead to Q4 Profitability

One-Time Charges Expected Between $4 and $5 Million in the Third Quarter;
Fourth Quarter Revenue Growth and Profitability Anticipated

MINNEAPOLIS, October 3, 2005 — Analysts International (NASDAQ: ANLY) today reported that the Company has undertaken a series of corporate restructuring and realignment actions expected to result in one-time charges between $4 million and $5 million for the period ending September 30, 2005.  These charges principally include non-cash charges related to asset write-downs and office consolidation.  The Company also expects staff reductions and the related severance charges.  The Company has reorganized its solutions business around its practice areas, implemented a more flexible staffing delivery model, and streamlined its infrastructure and systems.  The actions, which are expected to result in annualized cost savings in excess of $5 million, combined with anticipated growth in revenue, are expected to lead to profitability in the Company’s fourth quarter.

Analysts International President, Jeff Baker, commented, “We were able to operate profitably in all four quarters of 2004 and we fully intend to be profitable again.  What we have undertaken is consistent with what we expected to do had the merger with Computer Horizons gone through and, in fact, was part of our 2005 strategic operating plan before we entered into our plan of merger and integration discussions.  We expect these actions will provide a path to profitability and improved business performance in the fourth quarter of 2005 and into 2006.”

Baker noted that revenue for the third quarter, ending September 30, 2005, would approach $77 million and grow to levels 7% to 12% higher than that in the fourth quarter.  He also said that the Company expected to see approximately $1.6 million in merger related costs in the third quarter.

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“We are investigating options to recover fees, expenses, and other costs associated with the now-terminated transaction with Computer Horizons,” Baker noted.

“Finally, we fully expect to emerge from these actions a leaner, more efficient company, well-positioned to compete in a marketplace that is showing more resilience and strength today than it has in some time,” Baker stated.

Baker concluded by noting that the Company would be holding a conference call at the end of October to discuss the results of its third quarter and the actions described in today’s release.  The date and time of the call will be provided in mid-October.

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client’s IT staffing needs; Business Solutions Services, which provides business solutions and network infrastructure services; and Outsourcing Services, which provides onshore and offshore strategic solutions. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit http://www.analysts.com.

Cautionary Statement for Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements contained herein, which are not strictly historical fact, are forward-looking statements.  Words such as “believes,” “intends,” “possible,” “expects,” “estimates,” “anticipates,” or “plans” and similar expressions are intended to identify forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth.  The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for its services by current and prospective clients, client cancellations or re-bidding of work, the Company’s ability to control and improve profit margins, including its ability to control operating and labor costs and hourly rates for its services, the availability and utilization of qualified technical personnel, the loss of a material contract, its ability to grow through new opportunities due to recently signed contracts and extensions with national accounts, its success with continued implementation of and investments in the solutions area.  For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the “Market Conditions Business Outlook and Risks to Our Business” section in the Company’s Annual Report for the year ended January 1, 2005, and the Company’s prior Annual Reports on form 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.

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